EX-m(4)

Illustration Sample Calculation

Insured: Male, Preferred Non-Tobacco, Issue Age: 45 Death Benefit Option: A Face Amount: $450,000 Planned Premium: $7,146.00 Paid annually on the Policy Anniversary Current Cost of Insurance Rates, Hypothetical Gross Annual Investment Return = 12%

Policy Value:

Policy Value = [Beginning Policy Value + Net Premium - Monthly Deductions] x Monthly Accumulation Factor

Derivation of Annual Net Investment Division Rate of Return from Gross Rate of Return:

Net Investment Division Rate of Return =12% Gross Investment Division Rate of Return - 0.75% Assumed Asset Charges* = 11.25%

* Asset charges vary by Investment Division. Actual Asset Charges deducted from Gross Annual Rate of Return will vary with the contract holder's allocation of premium and policy value between the available Investment Divisions.

Asset charges represent investment advisory fees and other expenses paid by the portfolios. The Assumed Asset Charge of 0.75%

represents the arithmetic average of the investment advisory fees and other expenses for all of the portfolios.

How the Periodic Deduction for Cost of Insurance and Other Contract Charges Are Made:

Net Premium = Gross Premium - Premium Expense Charge

Net Premium = $7,146.00 x (1-10.00%) = $6,431.40

Monthly Deduction = COI Deduction + Policy Fee + Administrative Expense Charge

COI Deduction = [(Death Benefit) / (1.03)^(1/12) - Policy Value] x (Monthly COI Rate) Current Monthly COI Rate is : 0.15886 The illustrated Death Benefit is: $450,000.00 Policy Value = End of year 4 Policy Value + Net Premium Received = $26,697.39 + [$7,146.00 x (1-10.00%)] = $33,128.79 COI Deduction = [$450,000.00 / 1.00247 - $33,128.79] / 1,000 x 0.15886 = $66.05

Policy Fee = $7.50

Administrative Expense Charge = (Face Amount) / 1000 x (Monthly Administrative Expense Charge Rate) = $450,000.00 /1,000 x 0.07 = $31.50

Monthly Deduction (for Year 5 Month 1) = $66.05 + $7.50 + $31.50 = $105.05

Monthly Accumulation Factor

The Monthly Accumulation Factor is calculated every day for which the New York Stock Exchange is open. It incorporates the performance of
Investment Division and the daily Asset Based Risk charges on the policy.
The Monthly Accumulation Factor is defined as the difference of (1) and (2) divided by (3) where:

(1) The total value of net assets in the investment division
(2) Daily applicable Asset Based Risk charges
(3) The number of outstanding accumulation units

For the illustration, the hypothetical monthly accumulation factor calculated is equivalent to a 11.25% net annual effective rate of return reduced by the Asset Based Risk charges:

Monthly Accumulation Factor (Hypothetical) = (1+ 11.25%^[(Number of days in the month)/365] x (1- (ABR Rate)/365)^(Number of days in the month) Where ^ signifies "to the power of" and a 365 day year is assumed.

The Monthly Accumulation Factor for month 1 of year 5 is calculated as: Monthly Accumulation Factor = 1.1125 ^ (31/365) x (1-0.90%/365)^31 = 1.008325

S:\LEGAL\edgar (SSR, ALD)\Edgar Files\JNL Variable Products\JNL Sep 4 VUL Perspective Investor\2011\PEA 23 485(b) 4-29-11\edgarizer\Sample Calculation.xls 4/25/2011
The following table contains monthly values for year 5 calculated with the hypothetical assumptions:
		Beginning		Value			Value	Days	Monthly	Ending
Policy	Policy	Policy	Net	After	COI	Monthly	After	in	Accumulation	Policy
Year	Month	Value	Premium	Premium	Charge	Deduction	Deduction	Month	Factor	Value
5	1	26,697.39	6,431.40	33,128.79	66.05	105.05	33,023.74	31	1.008325	33,298.65
5	2	33,298.65	0	33,298.65	66.02	105.02	33,193.63	28	1.007516	33,443.11
5	3	33,443.11	0	33,443.11	66.00	105.00	33,338.11	31	1.008325	33,615.64
5	4	33,615.64	0	33,615.64	65.97	104.97	33,510.67	30	1.008055	33,780.59
5	5	33,780.59	0	33,780.59	65.94	104.94	33,675.65	31	1.008325	33,955.99
5	6	33,955.99	0	33,955.99	65.92	104.92	33,851.07	30	1.008055	34,123.74
5	7	34,123.74	0	34,123.74	65.89	104.89	34,018.85	31	1.008325	34,302.04
5	8	34,302.04	0	34,302.04	65.86	104.86	34,197.18	31	1.008325	34,481.86
5	9	34,481.86	0	34,481.86	65.83	104.83	34,377.02	30	1.008055	34,653.93
5	10	34,653.93	0	34,653.93	65.81	104.81	34,549.12	31	1.008325	34,836.73
5	11	34,836.73	0	34,836.73	65.78	104.78	34,731.95	30	1.008055	35,011.72
5	12	35,011.72	0	35,011.72	65.75	104.75	34,906.97	31	1.008325	35,197.56

Surrender Value:

Surrender Charge Factors vary with sex, attained age, duration, and underwriting risk classification. The Surrender Charge is calculated as: Surrender Charge = [(Face Amount) / 1,000] x (Surrender Charge Factor per $1,000 of Face Amount) The Surrender Charge Factor for a Male, Preferred NonTobacco, Issue Age: 45 in the 5th policy year is: 8.82 Surrender Charge = ($450,000.00/1,000) x 8.82 = $3,969.00 Surrender Value = Policy Value - Surrender Charge Surrender Value at the end of Year 5 = $35,197.56 - $3,969.00 = $31,228.56

Death Benefits: For Death Benefit Option A, the death benefit is equal to the greater to the Specified Death Benefit or the Minimum Death Benefit. The Specified Death Benefit is the Face Amount. The Minimum Death Benefit is a percentage of the Policy Value as prescribed in the Internal Revenue Code. For an insured at attained age 50, this percentage is 185%.

Death Benefit = Maximum (Face Amount, Minimum Death Benefit)

Minimum Death Benefit = Policy Value x Factor = $35,197.56 x 1.85 = $65,115.48

Death Benefit = Maximum ($450,000.00, $65,115.48) = $450,000.00

The Death Benefit at the end of Year 5 is $450,000.00

How Calculations Vary for Other Contract Years:
* The Premium Expense Charge decreases in the 6th year from 10.00% to 8.00%
* The Asset Based Risk Rates decrease in the 11th year (from 0.90% to 0.25%) and 21st year (from 0.25% to 0.00%)
* The Monthly COI rates vary by attained age.
* The Policy Fee decreases in the 4th year (from $15.00 to $7.50)
* The Monthly Administrative Charge decreases in the 11th year (from $0.07 per $1000 of Face Amount to $0.01 per $1000 of Face Amount)
* Surrender Charge Factors vary with sex, attained age, duration (decreasing to 0 after the 9th policy year) and underwriting risk classification
* IRC prescribed Minimum Death Benefit factors vary by age